UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 20, 2018

XPERI CORPORATION

(Exact name of Registrant as Specified in its Charter)

Delaware	001-37956	81-4465732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3025 Orchard Parkway

San Jose, California 95134

(Address of Principal Executive Offices, including Zip Code)

(408) 321-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On May 21, 2018, in the matter of Certain Wafer-Level Packaging Semiconductor Devices and Products Containing Same (Including Cellular Phones, Tablets, Laptops, and Notebooks) and Components Thereof, U.S. International Trade Commission (“ITC” or “Commission”), Investigation No. 337-TA-1080, the Administrative Law Judge (“ALJ”) issued an Initial Determination Granting Samsung’s Motion to Terminate the Investigation Based on an Arbitration Agreement (the “Initial Determination”).

Respondents Samsung Electronics Co., Ltd., Samsung Electronics America, Inc., and Samsung Semiconductor, Inc. (“Samsung”) claim Samsung is licensed to the two patents at issue in the ITC investigation through an agreement that it had previously entered into with the original owner of the patents, Matsushita Electric Industrial Co., Ltd. (“Matsushita”). Complainant Tessera Advanced Technologies, Inc. (“Tessera”) denies that Samsung is licensed. Samsung moved to terminate the investigation on the basis that, due to the existence of an arbitration clause in that agreement, its license defense first has to be decided in arbitration rather than in the ITC. The ALJ granted Samsung’s motion.

On May 31, 2018, Tessera filed a petition for review with the Commission, arguing that it should not be subject to the arbitration clause because, among other things, it is not a party to the Samsung-Matsushita agreement.

On June 20, 2018, the Commission declined to review the ALJ’s Initial Determination. As a result, the Investigation is now terminated. Samsung has initiated an arbitration before the International Chamber of Commerce (“ICC”) to resolve its license defense. Tessera will answer Samsung’s request for arbitration according to the schedule and rules of the ICC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2018

XPERI CORPORATION

By:	/s/ Robert Andersen
Name:	Robert Andersen
Title:	Executive Vice President and Chief Financial Officer